Offer to Purchase for Cash
                              by
               The Brazilian Investment Fund, Inc.
           up to 512,774.124 Shares of its Common Stock
                              at
  a Price Net Per Share Equal to the Net Asset Value Per Share
                          _________________

  THE  OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
            NEW YORK CITY TIME, ON AUGUST 4, 1997
                 UNLESS THE OFFER IS EXTENDED.
                       ________________

           THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, NO MORE THAN 512,774.124 SHARES BEING TENDERED AND NOT WITHDRAWN AS OF THE EXPIRATION DATE (AS HEREINAFTER DEFINED). IF MORE THAN 512,774.124 SHARES ARE TENDERED, THE FUND WILL NOT PURCHASE ANY SHARES IN THE OFFER AND, PURSUANT TO ARTICLE ELEVENTH OF THE FUND'S ARTICLES OF INCORPORATION, THE BOARD OF DIRECTORS OF THE FUND SHALL CONVENE A SHAREHOLDERS MEETING TO CONSIDER A PLAN OF LIQUIDATION OF THE FUND.

           NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR MORGAN STANLEY ASSET MANAGEMENT INC. (THE INVESTMENT ADVISER TO THE FUND) NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                           IMPORTANT

           Any  shareholder desiring to tender all or any
portion of  his  shares  of  Common  Stock  of  the  Fund
should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in  the  Letter  of Transmittal,  and  mail or deliver the
Letter of  Transmittal  or such  facsimile with his
certificates for the tendered Shares if such Shareholder has been issued physical certificates, signature guarantees for
all shareholders tendering uncertificated  Shares and   any
other required documents to the Depository, or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

           Questions and requests for assistance may be directed to the Depository in the manner set forth on page
17 of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may also be directed to the Depository.


July 7, 1997



NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND OR MORGAN STANLEY ASSET MANAGEMENT INC. AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE
OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

                        TABLE OF CONTENTS
                        -----------------
  Section                                                  Page
  -------                                                  ----

    1.       Terms of the Offer; Expiration Date            2

    2.       Acceptance for Payment and
             Payment for Shares                             3

    3.       Procedure for Tendering Shares                 4

    4.       Rights of Withdrawal                           6

    5.       Certain United States Federal Income Tax
             Consequences of the Offer                      6

    6.       Price Range of Shares; Dividends               9

    7.       Purpose of the Offer; Certain Effects of
             the Offer                                      9

    8.       Source and Amount of Funds                     10

    9.       Certain Information Concerning
             the Fund                                       11

    10.      Interest of Directors and Executive
             Officers; Transactions and Arrangements
             Concerning the Shares                          12

    11.      Certain Legal Matters; Regulatory
             Approvals                                      12

    12.      Certain Conditions of the Offer                13

    13.      Fees and Expenses                              15

    14.      Miscellaneous                                  15

To  the Holders of Common Stock of The Brazilian Investment
-----------------------------------------------------------
Fund, Inc.:
-----------

            The  Brazilian  Investment  Fund,  Inc.,  a
Maryland corporation (the "Fund"), hereby offers to purchase
512,774.124 shares  of  its  Common  Stock, par value   $.01  per
share (the "Shares"), at a price per Share, net to the seller in cash, equal to the net asset value in U.S. dollars ("NAV") per share as of 5:00 P.M., New York City time on the Expiration Date (as herein defined) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Trans mittal (which together constitute the "Offer").

           THE OFFER IS CONDITIONED UPON NO MORE THAN
512,774.124 SHARES  BEING  TENDERED AND NOT WITHDRAWN AS  OF
THE  EXPIRATION DATE. THE OFFER IS ALSO SUBJECT TO CERTAIN
OTHER CONDITIONS.  SEE SECTION 12.

           THIS  OFFER IS BEING MADE PURSUANT TO ARTICLE
ELEVENTH OF THE FUND'S ARTICLES OF INCORPORATION ("ARTICLE ELEVENTH"), WHICH REQUIRES THE FUND, FOR SO LONG AS THE FUND'S
COMMON   STOCK  IS   NOT   LISTED ON A STOCK  EXCHANGE,  TO  MAKE
PERIODIC OFFERS TO PURCHASE ALL SHARES OF ITS COMMON STOCK. IF MORE THAN 512,774.124 SHARES ARE TENDERED, THE FUND WILL NOT PURCHASE ANY SHARES IN THE OFFER AND, PURSUANT TO ARTICLE ELEVENTH, THE
BOARD OF DIRECTORS OF THE FUND SHALL CONVENE A SHAREHOLDERS MEETING TO CONSIDER A PLAN OF LIQUIDATION OF THE FUND.

          NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR MORGAN STANLEY ASSET MANAGEMENT INC. (THE "INVESTMENT ADVISER") NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM
TENDERING  SHARES.   EACH SHAREHOLDER  MUST MAKE HIS OWN
DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICES.THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND
INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

          As of July 3, 1997, there were outstanding 1,025,548.249 Shares.
As of June 30, 1997, there were approximately 51 holders of record of Shares. The Shares are not currently publicly traded. On July 3, 1997, the NAV per Share was $73.78. Shareholders are urged to contact Chase Global Funds Services Company (the "Depository") at (800)221-6726 to obtain current NAV quotations for the Shares. See Section 6. Pursuant to the requirements of Article Eleventh, the Fund currently intends each quarter to make a tender offer for its shares of Common Stock at a price per share equal to the then current NAV.

           Any Shares acquired by the Fund pursuant to the Offer will become treasury Shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.

           1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Fund will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on August 4, 1997, unless and until the Fund, in its sole discretion, shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Fund, shall expire.

           The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the
Depository.   Any  such extension will also be publicly
announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

          The Fund confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

           During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his Shares. See Section 4.

          Subject to the applicable regulations of the
Securities and   Exchange  Commission  (the  "Commission"),
the  Fund  also expressly reserves the right, in its sole
discretion, at any time or  from time to time (i) to delay
acceptance for payment of, or, regardless of  whether such Shares were therefore  accepted  for payment,  payment for,
any Shares or to terminate the  Offer and not  accept  for
payment  or pay for any  Shares  not therefore accepted for
payment, or paid for, upon the occurrence of any  of the
conditions  specified  in Section 12  and  (ii)  waive  any
condition or otherwise amend the Offer in any respect, by
giving oral or written notice of such delay, termination or
amendment to the Depository and by making a public announcement thereof. The Fund confirms that its reservation of the right to delay payment for  Shares which it has accepted for payment is limited by  Rule 13e-4(f)(5) under the Exchange Act, which requires that a  tender offer  or pay  the consideration offered
or   return   the   tendered  securities   promptly   after   the
termination or withdrawal of a tender offer. If, following the Expiration Date, the Fund is permitted under applicable law to delay acceptance for payment of or payment for Shares and does so, the Fund may not thereafter assert conditions to the Offer to delay or avoid acceptance for payment of or payment for Shares except to the extent permitted by applicable law. The Fund has been advised by the Staff of the Commission that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than the receipt of certain governmental approvals, must be satisfied or waived prior to the Expiration Date.

           Any extension, delay, termination or amendment will
be followed  as  promptly  as  practicable  by  public
announcement thereof,  such  announcement in the case of an
extension  to  be issued  no later than 9:00 A.M., New York
City time, on the  next business  day  after  the previously scheduled  Expiration  Date. Subject  to applicable law
(including Rule 13e-4(e)(2) under  the Exchange  Act,  which requires that any material  change  in  the information
published,  sent  or  given  to   shareholders
in connection   with   the   Offer  be  promptly   disseminated
to shareholders   in   a  manner  reasonably  designed   to
inform shareholders of such change) and without limiting the
manner   in  which   the  Fund  may choose  to  make  any  public
announcement,  the  Fund   shall have no obligation  to  publish,
advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

           2.   Acceptance  for Payment and Payment for Shares.
Upon  the  terms  and  subject to the  conditions  of  the
Offer (including,  if the Offer is extended or amended, the
terms  and conditions of  any such extension or amendment), the
Fund   will accept for payment, and will pay for, all Shares that
are   validly   tendered   and  not  withdrawn  as  promptly   as
practicable after the Expiration Date. Subject to applicable rules of
the Commission,  the   Fund  expressly reserves the  right  to  delay
acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See

Section 1. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal
(or facsimile  thereof)  and any other required documents.

           For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depository of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depository, which will act as agent for the tendering shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

           If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder, as soon as practicable following expiration or termination of the Offer.

           3.  Procedure for Tendering Shares.  For a
shareholder validly  to  tender  Shares pursuant to  the
Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, must be transmitted to and received by the Depository at one of its addresses set forth on page 17 of this Offer to Purchase and,
if such shareholder's tendered Shares are   represented  by
certificates, the certificates for the tendered Shares must be received by the Depository at such address, in each case prior to the Expiration Date.

            Signatures on Letters of Transmittal must be
guaranteed by  a  firm which is a member of a registered
national securities exchange  or  of the National Association of Securities  Dealers, Inc. (the "NASD") or by a commercial bank or trust company having an  office,  branch or agency in the United States (an "Eligible Institution") in cases where Shares held in uncertificated form are tendered. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal  the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed
exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the
certificates  or  stock powers guaranteed   as  aforesaid.    The
method  of  delivery  of  all  required  documents   is  at   the
election  and risk of each tendering  shareholder. If delivery  is
by  mail, registered  mail with return receipt requested,   properly
insured, is recommended.

           To  prevent  United States federal income  tax
backup withholding with respect to the purchase price of Shares purchased pursuant to the Offer, a shareholder who does not otherwise establish an exemption from such backup
withholding must   provide   the   Depository  with  his
correct    taxpayer identification  number and certify that
he is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders who have not previously submitted a Form W-8 to the Fund must do so in order to avoid backup withholding. See Section 5.

           All  questions  as to the validity, form,
eligibility (including  time of receipt) and acceptance for
payment  of  any tender  of  Shares will be determined by the
Fund,  in  its  sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares  it  determines not to be in proper
form  or  the  acceptance for  payment  of   which  may,  in  the
opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Adviser, the Depository or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

           In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of certificates for such Shares (unless such Shares are held in uncertificated form), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof) and any other required documents.

           The tender of Shares pursuant to any of the
procedures described   above  will  constitute  an  agreement
between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer.

           4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless therefore accepted for payment by the Fund pursuant to the Offer, may also be withdrawn at any time after September 2, 1997.

           To  be  effective,  a written, telegraphic,  telex
or facsimile transmission notice of withdrawal must be timely received by the Depository at one of its addresses set forth on page 17 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be
withdrawn and the names  in which   the   Shares  to  be
withdrawn  are   registered. The signature(s) on the notice of
withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depository, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depository as aforesaid prior to
the physical release of such certificates.   All  questions as
to  the  form  and validity (including time of receipt)   of  any
notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding.
None of the Fund, the Investment Adviser, the Depository, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3 at any time prior to the Expiration Date.

          If the Fund is delayed in its acceptance for payment
of Shares,  or  is  unable  to  accept for payment  Shares
tendered pursuant to the Offer, for any reason, then, without
prejudice  to  the  Fund's   rights   under   this   Offer,   the
Depository may, nevertheless, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

            5.   Certain  United  States  Federal Income Tax
Consequences of the Offer. The discussion below is a summary of the material United States federal income tax consequences
of  a sale  of  Shares  pursuant  to the Offer.   Certain
shareholders (including insurance companies, tax-exempt organizations and financial institutions or broker-dealers) may be subject to special rules not discussed below.

           The sale of Shares pursuant to the Offer will be treated as a "sale or exchange" if the sale (a) is "not essentially equivalent to a dividend" with respect to the shareholder, (b) is "substantially disproportionate" with respect to the shareholder, or (c) results in a "complete termination" of all of the shareholder's interest in the Fund. In determining whether any of these tests is met, Shares considered to be owned by the shareholder by reason of certain constructive ownership rules, as well as Shares actually owned, will be taken into account. Thus, a shareholder may be deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder has an interest (or which have an interest in the shareholder) and Shares which such shareholder has the right to acquire by exercise of an option. In addition, each shareholder should be aware that, under certain circumstances, a sale or purchase of Shares contemporaneous with the Offer may be taken into account in determining whether any of the tests is satisfied.

          Whether a sale will be "not essentially equivalent to a dividend" with respect to any shareholder will depend on the shareholder's facts and circumstances and on the response of other shareholders to the Offer, but will, in any event, require a "meaningful reduction" in a shareholder's interest in the Fund. The sale of Shares by a shareholder will be "substantially disproportionate" with respect to such shareholder if after the sale (i) the percentage of the outstanding Shares that the shareholder actually and
constructively owns is less than 80%  of the   percentage   of
the  outstanding  Shares   actually   and
constructively owned by such shareholder immediately before the sale, and (ii) the shareholder owns less than 50%
of  the outstanding  Shares.   Finally, if a shareholder  sells
all the Shares actually owned by him, such shareholder may be eligible to waive certain constructive ownership provisions and, thus, meet the requirements for a "complete termination" of his interest in the Fund.

          If any of the above tests is satisfied, the shareholder will recognize gain (or loss) in the amount by which the purchase price received by the shareholder pursuant to the Offer is greater (or less) than the shareholder's tax basis in the Shares sold. Such gain (or loss) will be capital gain (or loss) if the Shares are held as a capital asset and will be long-term capital gain (or loss) if the Shares have been held for more than one year. However, any such loss will be treated as a long-term capital loss to the extent of any long-term capital gain dividends and undistributed long-term capital gains included in income by the shareholder with respect to such Shares, if the Shares have been held for 6 months or less.

Additionally, any such loss will be disallowed to the extent the Shares sold are replaced within the 61-day period beginning 30 days before the Shares are sold, and the disallowed loss will be reflected in an adjustment to the basis of the Shares acquired.

           If none of the above tests is satisfied, (i) the shareholder will be treated as having received a dividend in the amount of the cash received for the Shares sold pursuant to the Offer, assuming that the Fund's current or accumulated earnings and profits equal or exceed the cash paid to shareholders which is treated as a dividend and (ii) the shareholder's tax basis in the Shares sold to the Fund will be transferred to any remaining Shares held by the shareholder. If the shareholder does not actually own any remaining Shares, such shareholder may be permitted to transfer such basis to Shares owned by a related person or may lose such basis entirely. The amount treated as a dividend will not be eligible for the dividends-received deduction allowed to domestic corporate shareholders.

           The  Depository  may be required  to  backup
withhold United States federal income tax at the rate of 31% of the gross payment made pursuant to the Offer to shareholders who fail to provide their correct taxpayer identification number or to make required certifications, or who have been  notified  by  the Internal  Revenue  Service  that  they
are  subject  to   backup withholding. Corporate   shareholders
and   certain    other shareholders  are  exempt  from
such  backup  withholding. Any amounts  withheld may be credited
against   a  shareholder's  United  States  federal  income   tax
liability.

           The  Depository will withhold 30% of the gross
payment to   a  shareholder  that  is  a  nonresident  alien
individual, fiduciary  of  a foreign trust or estate, foreign corporation  or foreign partnership  (a "foreign  shareholder")
unless   the  Depository   determines  that  a  reduced  rate  of
withholding  or  an  exemption  from  withholding  is  applicable pursuant to an applicable income tax treaty. (Exemption from backup withholding does not exempt a foreign shareholder from the 30%
withholding). The Depository will determine a shareholder's
status as a foreign shareholder  and  eligibility  for  a
reduced  rate  of,  or  an exemption  from,  withholding, by reference to the  shareholder's address  and  to any valid
certificates or statements  concerning eligibility   for   a
reduced  rate  of,  or   exemption   from, withholding,  unless
facts and circumstances indicate  that  such reliance  is not warranted.  A foreign shareholder that  has  not previously
submitted the appropriate certificates or  statements with
respect to a reduced rate of, or exemption from, withholding for  which such shareholder may be eligible should consider
doing so in
order to avoid over-withholding.  A foreign shareholder may be
eligible   to   obtain   a  refund  of  tax  withheld   if   such
shareholder meets one of the three tests for  sale  or   exchange
treatment described above or is otherwise able to establish that no tax, or a reduced amount of tax, was due.

           THE  UNITED  STATES FEDERAL INCOME TAX DISCUSSION
SET  FORTH    ABOVE  IS    INCLUDED   FOR  GENERAL    INFORMATION
ONLY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SALE
OF  SHARES PURSUANT  TO THE OFFER, INCLUDING THE APPLICATION
AND  EFFECT  OF STATE,  LOCAL, FOREIGN OR OTHER TAX LAWS AND
ANY POSSIBLE CHANGES IN TAX LAWS.

           6. Price Range of Shares; Dividends. The Shares are not currently publicly traded. During the past two years the NAVs per Share as of 5:00 P.M. on the last day of each of the Fund's fiscal quarters are as follows:

          June 30, 1995                $68.06
          September 30, 1995           $73.96
          December 31, 1995            $64.14
          March 31, 1996               $40.92
          June 30, 1996                $50.25
          September 30, 1996           $53.90
          December 31, 1996            $52.72
          March 31, 1997               $56.80
          June 30, 1997                $70.95

           The NAV per Share as of 5:00 P.M., July 3, 1997 was
$73.78 per Share.

           IT IS ANTICIPATED THAT NO CASH DIVIDEND WILL BE DECLARED BY THE BOARD OF DIRECTORS WITH A RECORD DATE OCCURRING BEFORE THE EXPIRATION OF THE OFFER AND THAT, ACCORDINGLY, HOLDERS OF SHARES PURCHASED PURSUANT TO THE OFFER WILL NOT RECEIVE ANY SUCH DIVIDEND WITH RESPECT TO
SUCH  SHARES.   THE  AMOUNT  AND FREQUENCY OF DIVIDENDS IN THE
FUTURE WILL DEPEND ON CIRCUMSTANCES EXISTING AT THAT TIME.

          7. Purpose of the Offer; Certain Effects of the Offer. The purpose of the Offer is to fulfill the Fund's obligation pursuant to Article Eleventh. Article Eleventh provides for so long as the Shares are not listed on a stock exchange, the Fund must make a tender offer, on the Monday following the first Friday of each of

January,  April,  July  and October, to   purchase  all   of  the
outstanding Shares at a price per Share equal to  the  NAV    per
Share. Pursuant to Article Eleventh, in the event that 50% or more of the then outstanding Shares are tendered in any one tender offer, the Fund shall not purchase any Shares in the tender offer and the Fund's Board of Directors shall convene a shareholders' meeting to consider a resolution to liquidate the Fund.

           Any Shares acquired by the Fund pursuant to the Offer will become treasury Shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

           NEITHER  THE FUND NOR ITS BOARD OF DIRECTORS  NOR
THE INVESTMENT  ADVISER  NOR  ITS  BOARD  OF  DIRECTORS   MAKES
ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S
SHARES AND  NONE  OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO
MAKE  ANY SUCH   RECOMMENDATION.   SHAREHOLDERS  ARE  URGED
TO   EVALUATE CAREFULLY  ALL  INFORMATION  IN  THE  OFFER,
CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

           8.  Source and Amount of Funds.  If 512,774.124
Shares were  to be purchased pursuant to the Offer, the cost to
the    Fund   (excluding   expenses)   would   be   approximately
$37,832,474.87 based on a NAV per Share of $73.78 as  of  July
3, 1997. The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Expiration Date, which may be more or less than $73.78.

           The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the investment portfolios of the
Fund and  BIFFundo   de   Investimento-Capital  Estrangeiro
(the "Investment Fund"). The selection of which portfolio securities to sell will be governed by principles of prudent portfolio management, taking into account investment merit,
relative liquidity and applicable legal  requirements.   In
accordance with its stated investment policies, the Fund has concentrated its investments in the equity securities of companies that are registered with the Commisao de Valores Mobili rios, the Brazilian Securities Commission. The Brazilian securities markets are subject to price volatility and limited liquidity. If the Fund must sell a substantial amount of portfolio securities to raise cash, the market prices of portfolio securities, and hence the Fund's net asset value, can be expected to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be, or whether such a decline would be temporary or continue to the Expiration Date. Because the Fund's tender offer price is dependent upon NAV per Share as determined on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by a tendering shareholder would be reduced.

           The Fund will sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash. As of July 3, 1997, the Fund had no position in cash and cash equivalents.

           If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. In such case the Fund would have a higher expense ratio and possibly less investment flexibility than it currently has.

           9.  Certain Information Concerning the Fund.  The
Fund is a non-diversified, closed-end management investment company incorporated under the laws of the State of Maryland and registered under the Investment Company Act
of   1940.   Its   investment  objective  is  long-term   capital
appreciation through investment primarily in equity securities of Brazilian companies.

           Exhibit A to this Offer contains the Fund's audited financial statements for the fiscal years ended
December 31, 1995 and December 31, 1996 and unaudited financial statements for the period ended March 31, 1997.

           The  Fund  is subject to the information and
reporting requirements of the Investment Company Act of 1940 and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission. Such
reports  and  other  information  should   be
available for inspection at the public reference room at the Commission's office 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; 7 World Trade Center, New York, New York. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

           10.   Interest  of  Directors and Executive
Officers; Transactions and Arrangements Concerning the Shares. Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund's knowledge, any of the Fund's executive officers or directors or associates of any of the foregoing, has effected any transaction in Shares during the past 40 business days.

           Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's executive officers or directors, or any of the executive officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

             11. Certain Legal Matters; Regulatory Approvals. The Fund's investment in Brazilian securities has been registered as foreign  investment with the Central Bank of  Brazil,  which has issued a Certificate of Registration for the foreign currency value of such investment. Based on the Certificate of
Registration,   the  Fund's  current  investment in
Brazilian securities may be repatriated in order to permit the Fund to purchase Shares in the Offer. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated
herein.   Should   any   such  approval  or  other   action    be
required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or
payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other  action,  if needed, would be
obtained without  substantial conditions  or  that the failure to obtain any such  approval  or other  action  might  not
result in adverse consequences  to  the Fund's  business.   The
Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See
Section 12.

           12.  Certain Conditions of the Offer.
Notwithstanding any other provision of the Offer except as otherwise provided in Section 1, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (i) more than 512,774.124 Shares are tendered and not withdrawn as of the Expiration Date, or (ii) in the judgment of the Investment Adviser, the assets of the Fund are not sufficiently liquid to fund the purchase of the Shares in the Offer, or (iii) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Shares tendered pursuant to the Offer, or (iv) at or prior to the time of expiration date for any such Shares (whether or not any Shares have therefore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

                (a)   there  shall be  threatened,
          instituted or pending any action, proceeding or application before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, or by any other person, domestic or foreign challenging the acquisition by the Fund of the Shares or seeking to restrain, delay or prohibit the making of the Offer, or the acceptance for payment, purchase of, or payment for, some or all of the Shares or resulting in a delay in, or restricting, the ability of the Fund, or rendering the Fund unable, to accept for payment, purchase or pay for some or all of the Shares, or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

                (b)  any statute, rule, regulation or order
          or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, or any other person, domestic or foreign, that, in the reasonable judgment of the Fund, might, directly or indirectly, result in any of the consequences referred to in paragraph (a) above; or

                (c)   there  shall  have  occurred
          (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the counter market or in any securities exchange in Brazil, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks
          in   the   United  States  or  Brazil,   (iii)   a
          commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Brazil,
          (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the reasonable judgment of the Fund, might affect, the extension of credit by banks or other
          lending    institutions   or   foreign    currency
          transactions by such institutions or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Fund, a material acceleration or worsening thereof; or

                (d)  any change (or any condition,
          event   or  development  involving  a  prospective
          change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States, in Brazil or abroad that, in the reasonable judgment of the Fund, has or may have a material adverse effect upon the value of the assets of the Fund; or

                (e)   any  other event shall  have
          occurred or condition shall exist which in the judgment of the Fund would have a material adverse effect on the Fund, its assets or its shareholders or any such event will occur or such condition shall exist if the Fund were to purchase Shares in the Offer which in the sole judgment of the Fund with respect to each and every matter referred to above and regardless of the circum stances (including any action or inaction by the Fund) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circum stances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

           A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

           13. Fees and Expenses. The Depository is not charging compensation for its services in connection with the Offer. The Fund has agreed to indemnify the Depository against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Fund for customary mailing and handling expenses incurred by them in forwarding material to their customers.

           Chase Global Funds Services Company, which is the Depository for the Offer, is an affiliate of The Chase Manhattan Bank ("Chase"), which provides administrative services to the Fund pursuant to an Administration Agreement. As part of such agreement, the Fund has agreed to pay to Chase an annual fee of $75,000 plus .08% of the average weekly net assets of the Fund, computed weekly and payable monthly.

           14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

           The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

          The Fund has filed with the Commission an Issuer Tender Offer Statement on Schedule l3E-4 pursuant to Section 13(e)(1) of the Exchange Act and Rule l3e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 9.

           No person has been authorized to give any information or make any representation on behalf of the Fund not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                         THE BRAZILIAN INVESTMENT FUND, INC.

July 7, 1997

           Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Fund or his broker-dealer, commercial bank, trust company or other nominee to the Depository as follows:

                The Depository for the Offer is:
                --------------------------------
               Chase Global Funds Services Company

              By Mail, Overnight Courier or Hand:
              -----------------------------------
                       73 Tremont Street
                     Boston, MA 02108-3913

       By Facsimile Transmission:      Confirm by Telephone:
       --------------------------      ---------------------
            (617) 557-8697               (800) 221-6726

           Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Susan Marshall at the Depository at the following telephone number: (800) 221-6726. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                               EXHIBIT A

The audited financial statements for the Fund are incorporated herein by reference to the Annual Report dated December 31, 1995, filed electronically pursuant to Section 30 and Rule 30b2-1 under the Investment Company Act of 1940, as amended (Accession Number: 0000912057-96-004111) on March 7, 1996.

The audited financial statements for the Fund are incorporated herein by reference to the Annual Report dated December 31, 1996, filed electronically pursuant to Section 30 and Rule 30b2-1 under the Investment Company Act of 1940, as amended (Accession Number: 0000912057-97-008115) on March 7, 1997.

The unaudited financial statements for the Fund are incorporated herein by reference to the first quarter report dated March 31, 1997, filed electronically pursuant to Section 30 and Rule 30b2-1 under the Investment Company Act of 1940, as amended (Accession Number: 0000912057-97-020078) on June 11, 1997.